Exhibit 10.1

ARRAY BIOPHARMA INC.

DESCRIPTION OF PERFORMANCE BONUS PROGRAM

Array BioPharma Inc. (the "Company") has established an annual performance bonus program for employees, including the Company's executive officers. Through this program, employees can receive an annual bonus payable in cash, stock or stock option equivalents based on achievement of key Company and individual goals.  There is no guarantee that bonuses will be awarded in any given year. The bonus program is intended to strengthen the connection between individual compensation and Company success; reinforce the Company's pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and help ensure that the Company's cash compensation is competitive.

The Compensation Committee recommends for approval by the independent directors of the Board the minimum, target and stretch corporate performance goals, and the relative weighting of these goals, for the upcoming fiscal year. The goals generally are based on the following objective performance criteria: financial goals relating to revenue, year-end cash, cash equivalents and accounts receivable balance, and partnership objectives, discovery research goals and clinical development goals. Each participant in the bonus program may be eligible to receive a target bonus amount calculated by multiplying the participant's base salary by a percentage value later assigned to the participant or his or her position with the Company by the Compensation Committee.

Following the end of each fiscal year, the Compensation Committee determines in its discretion the extent to which the company-wide and individual performance goals were attained. Based on this assessment, the Compensation Committee will award bonuses equal to a varying percentage of an employee's target bonus amount. The Compensation Committee may award a bonus in an amount less than or greater than the amount earned by a participant under the bonus program.

Individual bonuses can vary significantly based on performance. Any bonuses for a particular year are paid as a lump sum in cash, stock or stock option equivalents (or any combination thereof), less applicable payroll and other withholdings, in the quarter following that year. The plan can be amended in whole or in part by the Compensation Committee at any time until paid.

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